Exhibit 99.1

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Reports Strong Second Quarter Sales

Ankeny, IA, December 7, 2010 – Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.51 in basic earnings per share for the second quarter of fiscal 2011 ended October 31, 2010. The results include approximately $19.4 million in expenses pertaining to the Company’s recapitalization plan completed in the second quarter as well as the unsolicited hostile offer and related actions by Alimentation Couche-Tard Inc. Without those expenses, basic earnings per share would have been $.81 compared to $0.66 for the same quarter a year ago, up 22.7%. Year to date, basic earnings per share were $1.27 versus $1.53 for the same period last year. Excluding expenses related to the hostile offer and recapitalization plan, mid-year basic earnings per share would have been $1.62. “We are pleased with the second quarter results driven by strong sales increases across all categories,” stated President and CEO Robert J. Myers. “We expect additional revenue growth as we close on more acquisitions during the third quarter.”

Gasoline – The Company’s annual goal is to increase same-store gasoline gallons sold 1% with an average margin of 13.5 cents per gallon. For the second quarter, same-store gallons sold were up 3.6% with an average margin of 14.9 cents per gallon. “We anticipate the favorable gasoline environment to continue throughout the 3rd quarter,” said Myers. Same-store gallons sold for the year increased 2.5% with an average margin of 15.7 cents, while gross profit rose nearly 13%. For the year, total gallons sold were up 8% to 712.1 million.

Grocery & Other Merchandise – Casey’s annual goal is to increase same-store sales 6% with an average margin of 33.9%. For the quarter, same-store sales rose 6.9% with an average margin of 32.9%. For the six months ended October 31, 2010, same-store sales were up 4.2% with an average margin of 32.9%. “More favorable weather and increased promotional initiatives helped drive sales during the second quarter,” stated Myers. “Competitive cigarette pricing continued in the second quarter, putting pressure on the margin. However, we were pleased with the overall gain in gross profit dollars.” Total sales for the year are up 9.2% to $626.1 million.

Prepared Food & Fountain – The goal for fiscal 2011 is to increase same-store sales 8.9% with an average margin of 63.1%. Same-store sales were up 7.2% for the quarter and 4.8% year to date. The average margin for the quarter was 62.7%; down from a record high margin in the same period a year ago primarily due to a rise in commodity prices. “We benefited from value-oriented promotions throughout the quarter driving total sales by 13% and increasing gross profit 9.6%,” said Myers. “Despite the challenging economy, we are encouraged by the continued strong performance of this category.” Year to date, total sales were up 10.3% to $209.6 million compared to $190 million with an average margin of 63.2%.

Operating Expenses – For the quarter, operating expenses increased 17% to $153.3 million. Excluding expenses associated with the unsolicited hostile offer by Couche-Tard, expenses increased 10.8%. “The increase was driven by a $2.5 million increase in credit card fees and expenses associated with operating more stores this quarter compared to the same period a year ago,” stated Myers.

Expansion – The annual goal is to increase the total number of stores 4-6%. At the mid-year point, the Company had acquired 10 stores and completed 8 new-store constructions. “We anticipate completing 74 more acquisitions during the third fiscal quarter and remain optimistic about our long-term opportunities,” said Myers. “In addition to acquisitions, we are on pace to build a total of 20 new stores and replace 15 stores by the end of the fiscal year.” The Company also completed 12 major remodels during the first six months of the year.

Dividend – At its December meeting, the Board of Directors declared a quarterly dividend of $0.135 per share. The dividend is payable February 15, 2011 to shareholders of record on February 1, 2011.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2010	2009	2010	2009
Total revenue	$1,349,519	$1,154,964	$2,711,546	$2,342,904
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,122,142	948,600	2,250,198	1,916,415

Gross profit	227,377	206,364	461,348	426,489
Operating expenses	153,263	131,013	305,649	263,371
Depreciation and amortization	20,041	18,527	39,604	36,478
Interest, net	8,195	2,707	10,722	5,411
Loss on early retirement of debt	11,350	—	11,350	—

Earnings before income taxes	34,528	54,117	94,023	121,229
Federal and state income taxes	12,836	20,525	35,045	43,444

Net earnings	$21,692	$33,592	$58,978	$77,785

Earnings per common share

Basic	$.51	$.66	$1.27	$1.53

Diluted	$.51	$.66	$1.26	$1.52

Basic weighted average shares outstanding	42,283,525	50,899,179	46,622,176	50,881,379
Plus effect of stock options	287,678	155,107	263,899	137,702

Diluted weighted average shares outstanding	42,571,203	51,054,286	46,886,075	51,019,081

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	October 31, 2010	April 30, 2010
Assets
Current assets
Cash and cash equivalents	$188,267	$151,676
Receivables	15,329	12,111
Inventories	122,348	124,951
Prepaid expenses	1,739	1,129
Deferred income taxes	10,977	9,417
Income taxes receivable	10,425	10,801

Total current assets	349,085	310,085

Other assets, net of amortization	10,794	10,232
Goodwill	68,260	57,547
Property and equipment, net of accumulated depreciation of $743,560 at October 31, 2010, and of $706,994 at April 30, 2010	1,075,364	1,010,911

Total assets	$1,503,503	$1,388,775

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$5,274	$24,577
Accounts payable	174,232	145,334
Accrued expenses	80,481	70,975

Total current liabilities	259,987	240,886

Long-term debt, net of current maturities	679,159	154,754
Deferred income taxes	158,440	141,229
Deferred compensation	13,309	12,788
Other long-term liabilities	15,887	14,799

Total liabilities	1,126,782	564,456

Total shareholders’ equity	376,721	824,319

Total liabilities and shareholders’ equity	$1,503,503	$1,388,775

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Six months ended 10/31/10	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total

Sales	$1,864,270	$626,106	$209,565	$11,605	$2,711,546
Gross profit	$111,661	$205,680	$132,431	$11,576	$461,348
Margin	6.0%	32.9%	63.2%	99.8%	17.0%

Gasoline gallons	712,117

Six months ended 10/31/09

Sales	$1,569,749	$573,530	$190,037	$9,588	$2,342,904
Gross profit	$98,873	$196,101	$121,957	$9,558	$426,489
Margin	6.3%	34.2%	64.2%	99.7%	18.2%

Gasoline gallons	659,521

Gasoline Gallons Same-store Sales Growth
	Q1	Q2	Q3	Q4	Fiscal Year
F2011	1.5%	3.6%
F2010	3.2	-0.7	-2.9%	0.2%	-0.1%
F2009	0.5	0.2	2.1	1.2	1.0

Grocery & Other Merchandise Same-store Sales Growth
	Q1	Q2	Q3	Q4	Fiscal Year
F2011	2.0%	6.9%
F2010	6.4	1.9	1.7%	3.1%	3.3%
F2009	4.7	4.9	6.5	8.0	5.9

Prepared Food & Fountain Same-store Sales Growth
	Q1	Q2	Q3	Q4	Fiscal Year
F2011	2.4%	7.2%
F2010	6.6	3.4	1.4%	5.3%	4.2%
F2009	12.3	9.3	8.1	7.2	9.1

Gasoline Margin (Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year
F2011	16.4 ¢	14.9 ¢
F2010	15.7	14.3	12.4 ¢	13.1 ¢	13.9 ¢
F2009	15.6	13.7	9.9	12.1	12.9

Grocery & Other Merchandise Margin
	Q1	Q2	Q3	Q4	Fiscal Year
F2011	32.8%	32.9%
F2010	34.3	34.1	32.7%	33.1%	33.6%
F2009	34.0	33.9	32.9%	33.7	33.7

Prepared Food & Fountain Margin
	Q1	Q2	Q3	Q4	Fiscal Year
F2010	63.8%	62.7%
F2010	63.8	64.6	62.8%	64.1%	63.8%
F2009	60.5	60.6	61.8	62.7	61.4

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 8, 2010. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Investor Relations section of our Web site and will be available in an archived format.